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                                                                   EXHIBIT 10.40


                        CLARIFICATION OF AIWA'S RESPONSE



To ensure that there are no misunderstandings with the document "Aiwa's Response", which was signed on 9 December 1998, this clarification was written, and is incorporated into the original Aiwa's Response agreement.

1. Retention of Sales Rights
The agreement reflected in the document entitled "Aiwa's Response" which was signed by Mr. Iwai and Mr. Rodriguez on the 9th of December, 1998, was entered into based upon statements of Mr. Rodriguez as to Sony's requirements before they would be agreeable to recognizing Aiwa as a party to the MOU.

In this document Aiwa agrees not to sell "Aiwa" branded "VXA" products. That is, Ecrix has world-wide marketing and sales rights for the duration of the MSA, while Aiwa reserves the right to concurrently sell "Ecrix" branded products in territories currently defined in the Manufacturing and Supply Agreement as Aiwa territories. Aiwa agrees that they must source "Ecrix" branded products only from Ecrix.

Aiwa retains the right to sell its own branded product and that in the event that during the term of the Manufacturing and Supply Agreement Aiwa decides to sell "aiwa" branded product in its Sales Territories after approval from Sony, the parties shall negotiate in good faith terms relating to the outstanding issues regarding the sale of such `aiwa' brand products.



/s/ Toshitatsu Iwai                          /s/ Juan A. Rodriguez
--------------------------------             ------------------------------
AIWA CO., LTD.                               Ecrix Corporation

Dated: 24 December, 1998                     28 Dec 1998